Media General, Inc.. P.O. Box 85333 Richmond, Virginia 23293-0001 (804) 649-6029
                                                              FAX (804) 649-6898


MEDIA
GENERAL


                                                   Exhibit 5

George L. Mahoney
General Counsel & Secretary

                                           November 22, 1996



Media General, Inc.
333 East Grace Street
Richmond, Virginia 23219

Gentlemen:

         I have acted as counsel for you in connection with a registration statement (Form S-8) to be filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, relative to 1,000,000 shares of your Class A Common Stock to be issued pursuant to the 1996 Non-Qualified Stock Option Plan. As such, I have examined the registration statement, all exhibits filed therewith or incorporated therein by reference, and such other documents as I deemed necessary in order to render this opinion.

         Based on this examination I am of the opinion that the Shares to be registered under such registration statement have been duly and validly authorized and, when issued upon the terms set forth in the above mentioned registration statement, will be legally issued, fully paid and non-assessable.

         The foregoing opinion is contingent upon said registration statement, and listing agreement with the American Stock Exchange covering the above described shares becoming effective.

         I hereby consent to the use of this opinion as an exhibit to such registration statement.

                                Very truly yours,


                                /s/ George L. Mahoney
                                George L. Mahoney




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